Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259014

Prospectus Supplement
(to Prospectus dated September 7, 2021)

N-able, Inc.

Up to 20,623,282 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus, dated September 7, 2021 (the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration No. 333259014). This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-k dated November 3, 2021 that we filed with the U.S. Securities and Exchange Commission, or the SEC, on November 4, 2021, which is set forth below.

The Prospectus and this prospectus supplement relate to the sale of up to 20,623,282 shares of our common stock which may be resold from time to time by the selling shareholders identified in the Prospectus. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling shareholders.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

We are a “controlled company” under the corporate governance rules of the New York Stock Exchange, or NYSE, applicable to listed companies, and therefore we are permitted to, and we intend to, elect not to comply with certain corporate governance requirements thereunder. For more information, see the discussion under the heading “Management—Controlled Company” in the Prospectus.
Our common stock is listed on the NYSE under the ticker symbol “NABL.” On November 2, 2021, the last reported sale price of our common stock as $13.96 per share.
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to provide in this prospectus more limited disclosures than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010.

In reviewing this prospectus, you should carefully consider the matters described under the heading “Risk Factors” in the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
November 3, 2021
Date of Report (Date of earliest event reported)

N-able, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40297	85-4069861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Edgewater Dr
Suite 306
Wakefield, Massachusetts 01880
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (781) 328-6490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NABL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) Election of Director

On November 3, 2021, the Board of Directors (the “Board”) of N-Able, Inc. (“N-able”) increased the number of directors constituting the Board and elected Ann Johnson to serve as an independent director of N-able as a Class III director to fill such vacancy, with an initial term expiring at N-able’s 2024 Annual Meeting of Stockholders, and appointed Ms. Johnson as a member of the newly-formed Cybersecurity Committee of the Board of Directors. There are no arrangements or understandings between Ms. Johnson and any other persons pursuant to which she was appointed as a director of the Company, and Ms. Johnson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Johnson will be entitled to receive the standard compensation for non-employee directors of N-able, as described below, including retainer fees for Board and committee service and restricted stock unit grants, with compensation for her initial term pro-rated for her partial year of service. Ms. Johnson will be party to N-able’s standard form of director indemnification agreement.

A copy of the press release, issued on November 4, 2021, announcing the election of Ms. Johnson is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. The information in Exhibit 99.1 shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Non-Employee Director Compensation Policy

In connection with the formation of the Cybersecurity Committee, on November 3, 2021, the Board approved an Amended and Restated Director Compensation Policy for all non-employee directors to add compensation for the chair and members of the new committee. Under the Amended and Restated Director Compensation Policy, the Chair of the Cybersecurity Committee will receive an annual retainer of $8,000 and each other member will receive an annual retainer of $4,000. No other changes were made to the non-employee director compensation policy previously described under the heading “Director Compensation” in N-able’s information statement, dated July 12, 2021, which was furnished as Exhibit 99.3 to N-able’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2021 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are furnished as part of this Current Report on Form 8-K.

Exhibit Number	Description

99.1	Press release issued by N-able, Inc. dated November 4, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N-able, Inc.

Dated:	November 4, 2021	By:	/s/ John Pagliuca

John Pagliuca
President and Chief Executive Officer